FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2016 RESULTS

COLUMBUS, Ohio - August 9, 2016 - Core Molding Technologies, Inc. (NYSE MKT: CMT) (“Core Molding” or the “Company”) today announced results for the second quarter ended June 30, 2016.

Second Quarter 2016 Compared to Second Quarter 2015:

•	Net sales were $39.0 million compared to $54.9 million.

•	Product sales were $36.8 million compared to $53.5 million.

•	Gross margin was 16.2% compared to 20.0%.

•	Operating income was $2.3 million compared to $6.2 million.

•	Net income was $1.5 million, or $0.19 per diluted share, compared with $4.0 million, or $0.53 per diluted share.

First Half 2016 Compared to First Half 2015:

•	Net sales were $84.5 million compared to $104.5 million.

•	Product sales were $79.3 million compared to $101.4 million.

•	Gross margin was 18.0% compared to 19.2%.

•	Operating income was $6.7 million compared to $11.1 million.

•	Net income was $4.4 million, or $.57 per diluted share, compared with $7.2 million, or $.95 per diluted share.

Business Overview
Kevin L. Barnett, President and Chief Executive Officer of Core Molding Technologies, stated, “As anticipated, the cyclical slowdown in the heavy duty truck market resulted in a reduction in our product sales during the second quarter. The impact to product sales of lower heavy duty truck orders was compounded by a decrease in demand from our marine customers. Gross margin in the quarter was negatively impacted by product mix, lower fixed cost absorption and a lag in operating cost reductions relative to the decline in sales. We are aggressively working to control both operating and selling, general and administrative costs, which has been challenging with the declining but volatile demand we have seen from our customers. Although demand levels for 2016 are expected to remain lower than in 2015, cost efficiencies should improve as demand volatility settles. Even with the declining volume, we were able to continue to strengthen our financial position, adding nearly $6 million to our cash balance during the second quarter through free cash flow generation, which positions us well to invest in future growth initiatives.”

“We have also continued to strengthen our foundation with several key accomplishments including the negotiation of a new three-year labor contract at our Columbus facility, the award of several new programs across multiple processes from new and existing customers which will launch in the second half of 2017 and meaningful progress on the development of new advanced lightweight composite materials,” Mr. Barnett added.

Outlook
Mr. Barnett continued, “Looking ahead to the balance of 2016, the downturn in activity from the heavy duty truck market will continue to translate into lower sales relative to 2015 levels. Industry sources currently forecast a decline in North American production of heavy duty trucks of 25% to 30% in 2016, with further weakening of nearly 10% in 2017 before rebounding in 2018. While certainly representing a challenging market for the next several quarters, we believe that we will profitably manage through this down-cycle as we have with the cycles over the past 20 years.”

“Serving heavy duty truck customers will always be an important part of our business, however, we have been increasingly diversifying into other attractive end markets. Continued diversification into new markets, as well as new materials and processes is an important part of our strategy to mitigate the impact of the inevitable down-cycles in the heavy duty truck market. We plan to accomplish this both organically, as well as through acquisitions, by utilizing our strong balance sheet, consistent profitability and free cash flow. In summary, despite the current market headwinds we are managing through, we are optimistic about the long-term outlook for Core Molding and our ability to deliver profitable growth and returns to shareholders,” Mr. Barnett concluded.

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including slowdown in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Company’s 2015 Annual Report to stockholders on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607/fbuonocore@equityny.com Kevin Towle (212) 836-9620/ktowle@equityny.com www.theequitygroup.com

(See Accompanying Tables)

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales:
Products	$36,813	$53,514	$79,343	$101,368
Tooling	2,193	1,342	5,131	3,087
Total net sales	39,006	54,856	84,474	104,455

Total cost of sales	32,683	43,874	69,288	84,448

Gross margin	6,323	10,982	15,186	20,007

Total selling, general and administrative expense	4,016	4,750	8,437	8,885

Income before interest and taxes	2,307	6,232	6,749	11,122

Interest expense	74	100	166	141

Income before income taxes	2,233	6,132	6,583	10,981

Income tax expense	773	2,093	2,233	3,746

Net income	$1,460	$4,039	$4,350	$7,235

Net income per common share:
Basic	$0.19	$0.53	$0.57	$0.96
Diluted	$0.19	$0.53	$0.57	$0.95
Weighted average shares outstanding:
Basic	7,617	7,578	7,602	7,570
Diluted	7,673	7,637	7,640	7,622

Condensed Consolidated Balance Sheets
(in thousands)

	As of 6/30/2016 (Unaudited)	As of 12/31/2015
Assets:
Cash	$20,364	$8,943
Accounts Receivable	23,922	36,886
Inventories	12,242	13,697
Other Current Assets	2,928	3,158
Property, Plant and Equipment, net	72,098	74,103
Goodwill	2,403	2,403
Intangibles, net	588	613
Total Assets	$134,545	$139,803

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$3,000	$3,714
Accounts Payable	8,174	13,481
Compensation and Related Benefits	4,810	8,474
Tooling in Progress	4,043	2,271
Accrued Liabilities and Other	1,588	2,122
Long-Term Debt	8,250	9,750
Deferred Tax Liability	2,252	2,252
Post Retirement Benefits Liability	9,029	9,006
Stockholders' Equity	93,399	88,733
Total Liabilities and Stockholders' Equity	$134,545	$139,803